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THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Third Amended and Restated Employment Agreement (this "Agreement"), is entered into by and between HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust (the "Company"), and ____________________ (the "Executive"), effective as of ____________________, 2020, and is as follows:
WITNESSETH:
WHEREAS, the Company and the Executive entered into that certain Second Amended and Restated Employment Agreement effective as of April 18, 2012 (the "Prior Agreement"); and
WHEREAS, the Company and the Executive desire to amend the Prior Agreement in certain respects and restate the terms and conditions of the Prior Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:
1. Employment. The Company shall employ the Executive, and the Executive agrees to be so employed, as the Chief Executive Officer of the Company on the terms set forth herein.
2. Term. The initial term of the Executive’s employment hereunder shall commence on ____________________, 2020, and shall continue through December 31, 2022, unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement. Thereafter, this Agreement shall automatically renew for subsequent periods of one year, unless the Company provides written notice to the Executive at least 180 days prior to the end of the initial term, or 180 days prior to the end of any renewal term, that this Agreement is not to be renewed and that the Executive's employment is being terminated pursuant to the terms of this Agreement. For purposes of this Agreement the initial term and any renewal term shall be defined as the "Term." Notwithstanding the foregoing, termination of this Agreement and any termination of the Executive’s employment hereunder shall be subject to the provisions of Sections 9, 10 and 11 of this Agreement.
3. Services. The Executive shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company as determined by the Company’s Board of Trustees (the "Board"). The Executive shall have authority and responsibility with respect to the day-to-day operations and management of the Company and Hersha Hospitality Limited Partnership (the "Partnership"), for which the Company currently serves as sole general partner, and the Company’s other subsidiaries (collectively "Affiliates"), as well as implementation of the long range growth strategy of the Company and Affiliates consistent with direction from the Board.

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4. Compensation.
(a) During the Term, the Company shall pay the Executive for his services an initial annual base salary of ____________________ ($_______.00), to be paid in accordance with the Company’s regular payroll procedures, subject to any increases approved by the Board. For purposes of this Agreement, the term "Base Salary" shall be the annual base salary paid to the Executive at the time in question for his services rendered under this Agreement, provided, however, that for purposes of the calculations set forth in Section 10 and 11 of this Agreement, and irrespective of any agreement by the Executive to the contrary, such amount shall never be less than the dollar amounts set forth in the first sentence of this Section 4(a).
(b) In addition to the Base Salary, the Executive may be entitled to receive other incentive compensation, including but not limited to, grants of stock options or shares of stock of the Company, which awards shall be made (if at all) in consideration of and as an incentive for services performed solely for the Company, in accordance with rules and criteria established by the Compensation Committee and approved by the Board.
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6. Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses and in accordance with applicable rules of the Internal Revenue Service. The documentation and expense reimbursement payment must be completed no later than March 15 of the calendar year following the calendar year in which the Executive incurred the expense.
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8. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
(a) "Voluntary Termination" means, subject to the provisions of Section 11 hereof, the Executive’s voluntary termination of his employment hereunder, which may be effected by the Executive giving the Board not less than one hundred twenty (120) days’ prior written notice of the Executive’s desire to terminate his employment as of a specified date or the Executive’s failure to provide the services described in Section 3 hereof for a period greater than four consecutive weeks by reason of the Executive’s voluntary refusal to perform such services as determined by the Board. Notwithstanding the foregoing, if the Executive gives notice of Voluntary Termination and, prior to the expiration of the one hundred twenty notice period, the Executive voluntarily refuses or fails to provide the services described in Section 3 hereof for a period greater than two consecutive weeks, the Company may, in its discretion, accelerate the Voluntary Termination effective the date on which the Executive so ceases to carry out his duties as determined by the Board. For purposes of this Section 8, voluntary refusal to perform services shall not include taking vacation otherwise permitted, the Executive’s failure to perform services

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on account of his illness or the illness of a member of his immediate family (provided such illness is adequately substantiated at the reasonable request of the Company), or any other absence from service with the written consent of the Board. A Voluntary Termination shall not include the Executive’s resignation with Good Reason following a Change of Control (as defined below).
(b) "Termination Without Cause" means the termination of the Executive’s employment by the Company for any reason other than a Voluntary Termination or Termination With Cause.
(c) "Termination With Cause" means the termination of the Executive’s employment by act of the Board for any of the following reasons:
(i) the Executive’s conviction of a felony;
(ii) the Executive’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s (or its subsidiaries’) property or business opportunity;
(iii) the Executive’s breach of the covenants in Section 12 hereof;
(iv) the Executive’s neglect of his duties or responsibilities hereunder or his failure or refusal to follow any written direction of the Board or any duly constituted committee thereof, which failure continues for a period of twenty (20) calendar days after the Company provides Employee written notice (other than as a result of the Executive’s physical or mental inability to perform the services described in Section 3 above, which is addressed in Section 10 below); and
(v) the Executive’s abuse of alcohol, drugs or other substances, or his engaging in other deviant personal activities in a manner that, in the reasonable judgment of the Board, adversely affects the reputation, goodwill or business position of the Company.
9. Voluntary Termination; Termination With Cause. If (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except Base Salary accrued but unpaid on the effective date of such event). In the event of a Voluntary Termination (which shall not include the Executive’s resignation for Good Reason following a Change of Control as defined by Paragraph 11), or Termination With Cause, the Executive shall continue to be subject to the covenants contained in Section 13 hereof.
10. Death or Disability; Termination Without Cause.
(a) Death or Disability. Upon (i) the death of the Executive, or (ii) Disability of the Executive, this Agreement shall terminate and the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal representatives, as appropriate,

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the payments of the Executive’s Base Salary then in effect through the month following the month in which such event occurs plus an amount equal to 4 weeks' accrued but unused vacation. For purposes hereof, a "Disability" means the Executive’s becoming permanently disabled within the meaning of the Company’s long-term disability plan then in effect for, or applicable to, the Executive. If the Company does not provide any such benefit, then at the request of the Company, the Executive shall promptly make himself available for an examination by a physician selected by the Company who is board certified in a practice area selected by the Company, and to follow the recommendation of such physician regarding further examination and testing. The issue to be presented to the physician for determination is whether the Executive suffers from a mental or physical incapacity which materially inhibits or prevents him from carrying out the duties of his full-time employment as described herein, and, if so, whether such condition is more likely than not to exist for a period in excess of one hundred twenty (120) days. The Executive intends for the Company to be treated as the Executive would be with respect to his rights regarding the use and disclosure of his individually identifiable health information or other medical records. This release authority applies to any information governed by the Health Insurance Portability and Accountability Act of 1996 (a/k/a HIPAA), 42 USC 1320d and 45 CFR 160-164 and authorizes: any physician, health-care professional, dentist, health plan, hospital, clinic, laboratory, pharmacy or other covered health-care provider, any insurance company and the Medical Information Bureau Inc. or other health-care clearinghouse that has provided treatment or services to him, or that has paid for or is seeking payment from him for such services, to give, disclose and release to the Company, without restriction, all of his individually identifiable health information and medical records regarding any past, present or future medical or mental health condition, including all information relating to the diagnosis and treatment of HIV/AIDS, sexually transmitted diseases, mental illness, and drug or alcohol abuse.
(b) Termination Without Cause. Upon a Termination Without Cause, the non-recruitment restrictions contained in Section 13(a)(iii) shall apply, except that such restrictions shall not apply in the context of a Termination Without Cause during the 12-month period following a Change of Control (as defined below). In all other respects, upon a Termination Without Cause (other than a Termination Without Cause during the 12 month period following a Change of Control, as defined below, which shall be governed by the provisions of Section 11 below) this Agreement shall terminate and, subject to Section 12 below, the Executive shall be entitled to receive from the Company: (i) all Base Salary payable and expenses reimbursable to the Executive by the Company, each through the date of the termination; (ii) 12 months of Base Salary; (iii) the maximum annual bonus under the Company’s Short-Term Incentive Program (together with any equivalent or successor program pursuant to which equity awards with performance-based vesting conditions greater than one year have been granted (the "STIP")) that the Executive could earn for the year that includes the date of termination, or if no maximum bonus amount has been set, then the greater of (y) the annual bonus paid under the STIP in the preceding year or (z) the maximum bonus that was set under the STIP for the preceding year); (iv) full accelerated vesting of the Executive's time-based and performance-based outstanding and unvested awards (including outstanding LTIP Awards) granted under the Amended and Restated Hersha Hospitality Trust 2012 Equity Incentive Plan, as amended and restated as of April 16, 2019 (the "Equity Plan") (and to the extent such Termination Without Cause occurs on or prior to March 31st of such calendar year, then the grant

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of the equity award under the Equity Plan that would have otherwise been granted to the Executive on or around such March 31st shall be accelerated and granted to the Executive prior to such Termination Without Cause, with such award being subject to the foregoing full acceleration of vesting set forth in this Section 10(b)(iv)), and with respect to any such awards containing performance periods that have not yet concluded, then such awards shall fully vest as though the performance conditions were achieved at target level; and (v) LTIP Awards shall be immediately redeemed by the Partnership at their then fair market value in accordance with Section 8.05 of the Partnership Agreement (treating each LTIP Unit as an OP Unit for purposes of determining the redemption proceeds) and with such redemption proceeds paid by the Partnership to the Executive. The maximum annual bonus determined under the STIP or equivalent program for purposes of (iii) above shall not be less than the maximum annual bonus under the 2019 STIP. The foregoing actions in (i) through (v) shall occur within ten (10) days after the Executive's Termination Without Cause and all such payments shall be paid to the Executive in the form of a lump sum within such ten (10) day time period. In addition, the Company shall cause the Executive’s insurance benefits, as in effect immediately prior to the termination, to remain in effect for twelve (12) months following the date of termination upon the same terms, and at the same cost to the Executive, as in effect immediately prior to termination.
11. Change of Control Compensation.
(a) Compensation. Conditioned upon the Executive's compliance with the covenants contained in Section 13 of this Agreement, in the event of a Termination Without Cause or the Executive’s resignation for Good Reason (as defined below) in either case within 12 months following a Change of Control (as defined below), then the Executive shall be entitled to receive: (i) any Base Salary and expenses reimbursable to the Executive by the Company, each through the date of the termination; (ii) a benefit (the "Change of Control Bonus") equal to [VALUE] and [VALUE]/100 ([TOTAL VALUE]]) times the sum of (x) 12 months of the Executive’s Base Salary; and (y) the maximum annual bonus under the STIP that the Executive could earn for the year that includes the date of termination, or if no maximum bonus amount has been set, then the greater of (A) the annual bonus paid under the STIP in the preceding year or (B) the maximum bonus that was set under the STIP for the preceding year); (iii) full accelerated vesting of the Executive's time-based and performance-based outstanding and unvested awards (including outstanding LTIP Awards) granted under the Equity Plan (and to the extent such Change in Control occurs on or prior to March 31st of such calendar year, then the grant of the equity award under the Equity Plan that would have otherwise been granted to the Executive on or around such March 31st shall be accelerated and granted to the Executive prior to such Change in Control, with such award being subject to the foregoing full acceleration of vesting set forth in this Section 11(a)(iii)), and with respect to any such awards containing performance periods that have not yet concluded as of a Change of Control, then such awards shall fully vest as though the performance conditions were achieved at target level; and (iv) LTIP Awards shall be immediately redeemed by the Partnership at their then fair market value in accordance with Section 8.05 of the Partnership Agreement (treating each LTIP Unit as an OP Unit for purposes of determining the redemption proceeds) and with such redemption proceeds paid by the Partnership to the Executive. The maximum annual bonus determined under the STIP or

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equivalent program for purposes of (ii)(y) above shall not be less than the maximum annual bonus under the 2019 STIP. The foregoing actions in (i) through (iv) shall occur within ten (10) days after the Executive's Termination Without Cause and all such payments shall be paid to the Executive in the form of a lump sum within such ten (10) day time period. In addition, the Company shall cause the Executive’s insurance benefits, as in effect immediately prior to the termination, to remain in effect for eighteen (18) months following the date of termination upon the same terms, and at the same cost to the Executive, as in effect immediately prior to termination.
(b) Definition of a Change of Control. For purposes of this Agreement a "Change of Control" shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:
(i) any "person", as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of trustees;
(ii) a change in the membership of the Board during any twenty-four month period such that individuals who, as of the election to the Board, without the recommendation or approval of the incumbent Board, constitute a majority of the numbers of trustees of the Company then in office;
(iii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of trustees of the Company immediately prior to such transaction;
(iv) the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of trustees of the Company immediately prior to such sale;
(v) the Company and its affiliates shall sell or transfer of (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

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(vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change of control of the Company has occurred; or
(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.
(c) Certain Transactions. Notwithstanding the provisions of Section 11(b)(i) or 11(b)(vi) hereof, unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) with respect to Section 11(b)(i), an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (iii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.
(d) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall be deemed to mean any of the following:
(i) a change in the Executive’s position, discretion or responsibilities (including reporting responsibilities) which materially diminishes the Executive’s position, discretion or responsibilities as in effect immediately prior to a Change of Control; the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such position, discretion or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination with Cause as defined in Section 8(c) as a result of the Executive’s death or Disability, or by Voluntary Termination;
(ii) a reduction in the Executive’s Base Salary bonus arrangement as in effect on the date hereof or as the same may be increased from time to time;
(iii) the Company’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of his location immediately prior to Change of Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change of Control;
(iv) the failure by the Company to continue to provide the Executive with compensation and benefits provided for under this agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive is or becomes a participant, or the taking of any action by the Company which would

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directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control;
(v) any material breach by the Company of any provision of this Agreement; or
(vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.
Except in connection with a Change of Control, the Executive’s resignation shall be for Good Reason only if the Executive gives the Company written notice of the ground(s) asserted as Good Reason within 90 days after the Executive first becomes aware of the condition giving rise to the existence of Good Reason, the Company fails to remedy or cure such conditions within 30 days after its receipt of the Executive’s notice and the Executive resigns within 90 days after the end of the cure period. For purposes of clarity and avoidance of doubt, the Executive is not required to provide written notice to the Company in order for him to effectuate a resignation for Good Reason on (or within the 12-month period immediately following) a Change of Control.
(e) Limitation on Benefits.
(i) The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as "Payments"), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). As provided in this Section 11(e), the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.
(ii) The Company will first determine the amount of any Parachute Payments that are payable to the Executive. The Company also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.
(iii) The Company will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Code Section 4999 (the "Capped Payments"). Thereafter, the Company will determine the Net After Tax Amount attributable to the Capped Payments.
(iv) The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any Payments that are not "deferred compensation" under Code Section 409A (first reducing any such noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Executive) and then by reducing the amount of any such cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Executive) and

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thereafter by reducing Payments that are "deferred compensation" under Code Section 409A (any such noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Executive). The Company will notify the Executive if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive a copy of its detailed calculations supporting that determination.
(v) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Company makes its determinations under this Section 11(e), it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 11(e), ("Overpayments"), or that additional amounts should be paid or distributed to the Executive under this Section 11(e), ("Underpayments"). If the Company determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Company believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a loan ab initio that the Executive must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Company determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Company will notify the Executive of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.
(vi) In making any of the calculations or determinations contemplated by this Section 11(e), the Company shall, unless the Company and the Executive mutually agree otherwise, rely on the advice of its tax counsel at Hunton Andrews Kurth LLP to perform the calculations contemplated by Section 280G of the Code, which calculations shall include the value of reasonable compensation for services (either active post-Change of Control services or services pursuant to a non-compete) to be rendered by the Executive after the Change of Control, and the Company shall accept the opinion of such tax counsel. For purposes of this Section 11(e), the term "Net After Tax Amount" means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 61, 3101(b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 11(e), the term "Parachute Payment" means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
12. Section 409A. The Company and the Executive intend that the benefits and payments provided under this Agreement shall be exempt from the requirements of Section 409A of the Code ("Section 409A"). Notwithstanding that intent, if the Company determines that any

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benefit or payment under this Agreement is, or may reasonably be expected to be, subject to Section 409A, then such benefit shall be provided and such payment shall be made in a manner that complies with Section 409A and the regulations and other guidance issued pursuant to Section 409A. By way of example, if the Company determines that the Change of Control Bonus is subject to Section 409A and that the Executive is a "specified employee" (as defined for purposes of Section 409A), then the payment of the Change of Control Bonus shall be postponed until the first day of the seventh month beginning after the Executive’s termination. If any cash payment under this Agreement is postponed on account of the application of Section 409A, then such payment shall accrue interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code from the date that the payment is due under this Agreement (but for the requirements of Section 409A) until the date of payment.
13. Protection of Confidential Information; Noncompetition; Non-Recruitment.
(a) Covenant. The Executive acknowledges that his employment by the Company, will, throughout the Term, bring him into close contact with many confidential affairs of the Company, including, without limitation, information about ownership of the company, customer lists, costs, profits, markets, sales, key personnel, pricing policies, and other business affairs and methods and other information not readily available to the public, and plans for future development. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees:
(i) the Executive shall use all reasonable efforts to protect the confidential matters of the Company and shall keep secret all such confidential matters, including without limitation, the terms and provisions of this Agreement, and shall not intentionally disclose such matters to anyone outside of the Company except as required in the performance of his duties under this Agreement, either during or after the Term, except with the Company’s written consent, provided that: (1) the Executive shall have no such obligation to the extent such matters are or become publicly known other than as a result of the Executive’s breach of his obligations hereunder; (2) the Executive may, after giving prompt written notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory proceedings; and (3) the Executive may disclose the terms and provisions of this Agreement to his spouse and legal tax and financial advisors, provided however, they agree in writing to be bound by the confidentiality provisions hereof;
(ii) The Executive shall deliver promptly to the Company on termination of his employment by the Company, or at any other time the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents, and all copies thereof relating to the Company’s business, which the Executive obtained while employed, or otherwise serving or acting on behalf of, the Company and which he may then possess or have under his control other than publicly available documents or documents related to the terms and conditions of the Executive employment;

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(iii) Non-Recruitment. Independent of the foregoing provisions, the Executive agrees that, during the term of the Executive’s employment by the Company and for a period of twelve (12) months thereafter, the Executive shall not, without the prior written consent of the Company: (1) directly or indirectly, cause any person engaged or employed by the Company or any of its subsidiaries, (whether part-time or full-time and whether as an officer, employee, consultant, agent, adviser or independent contractor) to voluntarily leave the employ of or engagement with, the Company or any of its subsidiaries or to cease providing services to or on behalf of the Company or any of its subsidiaries, or (2) in any manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any person other than the Company or any of its subsidiaries (other than legal or accounting advisors).
(b) Noncompete. The Executive expressly covenants and agrees that he will not directly or indirectly, without the prior written consent of the Board, at any time while employed by the Company and for a period of twelve (12) months (plus the length of time that the Executive is in violation of this provision) following the date of that the Executive’s employment terminates, enter into or engage generally in direct or indirect competition with the Company either as an individual on his own or as a partner or joint venture, or as a director, officer, shareholder, employee or agent for any person nor render any services to any person or entity that competes with the Company or any Affiliate. For the purposes of this Section, the Executive or any person or entity shall be deemed to "compete" with the Company or any Affiliate if the Executive personally engages, owns or provides services to any entity engaged in the ownership or management of hospitality units located in the United States including but not limited to Apple Hospitality REIT, Inc., Ashford Hospitality Trust, Inc., Chatham Lodging Trust, DiamondRock Hospitality, Pebblebrook Hotel Trust, RLJ Lodging Trust, Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc., and excluding, however, Hersha Hospitality Management, L.P.
(c) Specific Remedy - Injunctive Relief. The parties agree that the restrictions outlined in Sections 13(a) and (b) are reasonable and necessary protections of the immediate interests of the Company and that the Company would not have entered into this Agreement without receiving additional consideration offered by the Executive and binding himself to these restrictions. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a breach of any of the provisions of Section 13(a) or 13(b), the Company shall have the right and remedy to have such provision specifically enforced by any Court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company. In the event that, notwithstanding the foregoing, a restriction or any portion thereof, contained in Section 13(a) or 13(b) is deemed to be unreasonable by a court of competent jurisdiction, the Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforceable accordingly.
(d) Consideration. The parties acknowledge the requirement that the currently employed Executive be provided good and valuable consideration for providing the restrictions

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set forth in Section 13(a) and 13(b). Therefore, in consideration of the foregoing restrictions, the Company shall allow the Executive to participate in the Company’s long-term incentive program, the terms of which shall be separately specified and incorporated by reference herein.
14. Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:
If to the Company/the Partnership:
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, PA 17102
Attn: Board of Directors

With a Copy to:
Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attn: Jim Davidson and Anthony Eppert

If to the Executive:
[NAME]
[To his last address on file with the Company]

15. Entire Agreement; Prior Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 13 must be approved by a majority of the trustees of the Company other than the Executive, if the Executive is then a trustee of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. This Agreement supersedes and replaces the Prior Agreement and the Prior Agreement shall have no further force or effect after the execution of this Agreement.
16. Arbitration.
(a) All disputes (except for those arising pursuant to Section 13) arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of the Executive, or the termination of the Executive’s employment shall be resolved pursuant to this Section 16. This includes all claims or disputes whether arising in tort or contract and whether arising under statute or common law, including Title VII, the ADA, the ADEA, and all

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other federal and state employment statutes. Any such dispute will be resolved by arbitration held in Harrisburg, Pennsylvania under the Employment Dispute rules of the American Arbitration Association. This agreement to arbitrate will be specifically enforceable.
(b) The Executive and the Company agree that he or it must file any arbitration with the AAA and serve on the other party within sixty (60) days after the date on which the dispute arose.
(c) Subject to Section 16(e) below, each party shall bear its own expenses for arbitration, including attorney and witness fees and expenses, except that the fee of the arbitrator shall be borne solely by the Company.
(d) Upon a request for arbitration under this Agreement, the parties shall confer with each other for the purpose of attempting to select a single independent arbitrator. In the event that the parties cannot agree to the selection of an arbitrator within thirty days of notice of arbitration, three (3) individuals shall serve as arbitrators in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. One of the arbitrators shall be selected by the Executive and another by the Company. The two arbitrators so selected shall select a third arbitrator. The finding of a majority of the arbitrators shall be final and binding on the parties. The agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction.
(e) The prevailing party in connection with such arbitration shall be entitled to recover from the other party reasonable sums as attorney fees and expenses in connection with such action, except that the fee of the arbitrator shall be borne solely by the Company regardless of outcome.
(f) The arbitrators will have no authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrators will make the award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for the award. The decision of the arbitrators within the scope of the submission will be final and binding on both parties, and any right to judicial action on any matter subject to arbitration hereunder is waived (unless otherwise required by applicable law), except suit to enforce this arbitration award and any rights to vacate or modify the arbitration award in accordance with the Uniform Arbitration Act as enacted in Pennsylvania. The arbitrators shall have authority to award all relief provided for by such relevant laws at issue. If the rules of the AAA differ from those of this Section, the provisions of this Agreement will control.
17. Applicable Law. Except to the extent pre-empted by federal law, this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to internal conflict of law principles and any litigation or legal action concerning this Agreement, not otherwise waived or subject to arbitration, shall be brought before a state or federal court of competent jurisdiction in Harrisburg, Pennsylvania.
18. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or

Execution Version
obligations under this Agreement. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.
19. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
20. Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive's employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 8 ("Definitions"), Section 9 ("Voluntary Termination Without Cause"), Section 10 ("Death or Disability; Termination Without Cause"), Section 11 ("Change of Control Compensation"), Section 12 ("Section 409A"), Section 13 ("Protection of Confidential Information; Noncompetition; Non-Recruitment"), Section 14 ("Notices"), Section 15 ("Entire Agreement; Prior Agreement"), Section 16 ("Arbitration") and Section 17 ("Applicable Law").
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Execution Version
IN WITNESS WHEREOF, the Parties hereto have executed this Third Amended and Restated Employment Agreement as of the date first set forth above.

EXECUTIVE:	HERSHA HOSPITALITY TRUST:

By:
[NAME]
Its:
Date:
Date:

AND ONLY WITH RESPECT TO THE
REDEMPTION OBLIGATIONS SET FORTH
IN SECTIONS 10(b) AND 11(a):

HERSHA HOSPITALITY TRUST, GENERAL PARTNER
TO THE HERSHA HOSPITALITY LIMITED PARTNERSHIP:

By:

Its:

Date:

Signature Page to Third Amended and Restated Employment Agreement
of [NAME]